AMENDMENT TO

INVESTMENT MANAGEMENT AGREEMENT

First Trust Exchange-Traded Fund III

This Amendment (this “Amendment”) is made this 1st day of November 2022 (the “Amendment Date”), by and between First Trust Exchange-Traded Fund III, a Massachusetts business trust (the “Trust”), and First Trust Advisors L.P., an Illinois limited partnership (the “Adviser”), to the Investment Management Agreement between the Adviser and the Trust dated November 1, 2018 (the “Agreement”).

Whereas, the Agreement applies to certain series of the Trust set forth in Schedule A thereto, as amended from time to time; and

Whereas, the Agreement, as amended pursuant to this Amendment, will apply to the series of the Trust set forth in revised Schedule A attached to this Amendment (“Revised Schedule A”; the series set forth in Revised Schedule A are each referred to individually as a “Fund” and collectively as the “Funds”); and

Whereas, the Trust, on behalf of First Trust Short Duration Managed Municipal ETF (the “Short Duration ETF”) and the Adviser have entered into those certain fee waiver agreements (each, a “Short Duration ETF Fee Waiver Agreement” and collectively, the “Short Duration ETF Fee Waiver Agreements”), pursuant to which the Adviser has agreed to waive investment management fees otherwise payable to it by the Short Duration ETF in the percentage amount set forth therein of such Fund’s average daily net assets until November 30, 2022 (the “Short Duration Waiver Expiration Date”); provided, however, that to prevent it from expiring, each Short Duration ETF Fee Waiver Agreement may be continued and its term extended for additional periods as agreed to in writing by the parties thereto; and

Whereas, the Trust, on behalf of First Trust Ultra Short Duration Municipal ETF (the “Ultra Short Duration ETF”) and the Adviser have entered into those certain fee waiver agreements (each, an “Ultra Short Duration ETF Fee Waiver Agreement” and collectively, the “Ultra Short Duration ETF Fee Waiver Agreements”), pursuant to which the Adviser has agreed to waive investment management fees otherwise payable to it by the Ultra Short Duration ETF in the percentage amount set forth therein of such Fund’s average daily net assets until November 30, 2022 (the “Ultra Short Duration Waiver Expiration Date”); provided, however, that to prevent it from expiring, each Ultra Short Duration ETF Fee Waiver Agreement may be continued and its term extended for additional periods as agreed to in writing by the parties thereto; and

Whereas, the Trust, on behalf of First Trust New York Municipal High Income ETF (the “New York ETF”; the Short Duration ETF, Ultra Short Duration ETF and New York ETF are each a “Fee Waiver Fund” and collectively, the “Fee Waiver Funds”) and the Adviser have entered into that certain fee waiver agreement (the “New York ETF Fee Waiver Agreement”; the Short Duration ETF Fee Waiver Agreements, Ultra Short Duration ETF Fee Waiver Agreements and New York ETF Fee Waiver Agreement are each a “Fee Waiver Agreement” and collectively, the “Fee Waiver Agreements”), pursuant to which the Adviser has agreed to waive investment management fees otherwise payable to it by the New York ETF in the percentage amount set forth therein of such Fund’s average daily net assets until May 11, 2023 (the “New York Waiver Expiration Date”; the Short Duration Waiver Expiration Date, Ultra Short Duration Waiver Expiration Date and New York Waiver Expiration Date are each a “Waiver Expiration Date”); provided, however, that to prevent it from expiring, the New York ETF Fee Waiver Agreement may be continued and its term extended for additional periods as agreed to in writing by the parties thereto; and

Whereas, each Fee Waiver Agreement may be terminated on behalf of the respective Fee Waiver Fund by action of the Trust’s Board of Trustees at any time or by the Adviser after the applicable Waiver Expiration Date upon 60 days’ written notice to the other party; and

Whereas, in seeking to reduce investment management fees for Funds that achieve certain net asset levels, the Trust and the Adviser wish to introduce “breakpoints,” as set forth in Revised Schedule A; provided that such “breakpoints” will apply to a Fee Waiver Fund only in the event each applicable Fee Waiver Agreement expires or is otherwise terminated; and

Whereas, the Adviser has represented that the quality and quantity of services provided to the Funds by the Adviser under the Agreement will not be reduced or modified as a result of this Amendment and the Adviser’s obligations will remain the same in all respects under the Agreement; and

Whereas, the Board of Trustees of the Trust (including a majority of the disinterested Trustees) on behalf of the Funds has approved this Amendment; and

Whereas, the staff of the Securities and Exchange Commission has granted no-action assurances to amend advisory agreements for the sole purpose of reducing management fees without shareholder approval (see, e.g., Washington Mutual Investors Fund, Inc. (pub. avail. May 14, 1993); Limited Term Municipal Fund, Inc. (pub. avail. November 17, 1992)).

Now, Therefore, in consideration of the premises and the mutual agreements herein contained, the parties hereto agree as follows:

1.       The first sentence of Section 3 of the Agreement is hereby revised to read as follows: “For the services and facilities described in Section 1, each Fund will pay to the Adviser, at the end of each calendar month, and the Adviser agrees to accept as full compensation therefor, an investment management fee determined in accordance with Revised Schedule A.”

2.       Schedule A is hereby replaced with the attached Revised Schedule A and references to Schedule A in the Agreement are replaced with Revised Schedule A.

3.       Except as modified by this Amendment, the Agreement shall remain in full force and effect.

4.       All parties hereto are expressly put on notice of the Trust’s Declaration of Trust and all amendments thereto, a copy of which is on file with the Secretary of the Commonwealth of Massachusetts, and the limitation of shareholder and trustee liability contained therein. This Amendment is executed on behalf of the Trust by the Trust’s officers as officers and not individually and the obligations imposed upon the Trust or a Fund arising from this Amendment are not binding upon any of the Trust’s Trustees, officers or shareholders individually but are binding only upon the assets and property of the respective Fund, and persons dealing with the Trust with respect to a Fund must look solely to the assets of such Fund for the enforcement of any claims.

5. This Amendment may be signed in any number of counterparts, each of which shall be an original with the same effect as if the signatures were upon the same instrument.

In Witness Whereof, the Trust and the Adviser have caused this Amendment to be executed as of the day and year first set forth above.

First Trust Exchange-Traded Fund III

By:
Name:	James M. Dykas
Title:	President and CEO

Attest:
Name:	Patrick M. D’Onofrio
Title:	Assistant General Counsel,
First Trust Advisors L.P.

First Trust Advisors L.P.

By:
Name:	James M. Dykas
Title:	Chief Financial Officer

Attest:
Name:	Patrick M. D’Onofrio
Title:	Assistant General Counsel,
First Trust Advisors L.P.

Revised Schedule A

(1) On the Amendment Date and thereafter, for as long as at least one of its Fee Waiver Agreements remains in effect, the investment management fee of the Fund listed below shall continue to be equal to the annual rate of 0.55% of such Fund’s average daily net assets. If its Fee Waiver Agreements expire or are otherwise terminated, then effective as of the date of the expiration or termination of its last Fee Waiver Agreement remaining in effect, such Fund’s investment management fee shall be accrued daily and calculated in accordance with the following schedule:

Average Daily Net Assets	Annual Rate
For the first $2.5 billion	0.55000%
For the next $2.5 billion	0.53625%
For the next $2.5 billion	0.52250%
For the next $2.5 billion	0.50875%
For the amount over $10 billion	0.49500%

Fund	Ticker	Effective Date of Agreement
First Trust Short Duration Managed Municipal ETF	FSMB	November 1, 2018

(2) On the Amendment Date and thereafter, for as long as at least one of its Fee Waiver Agreements remains in effect, the investment management fee of the Fund listed below shall continue to be equal to the annual rate of 0.45% of such Fund’s average daily net assets. If its Fee Waiver Agreements expire or are otherwise terminated, then effective as of the date of the expiration or termination of its last Fee Waiver Agreement remaining in effect, such Fund’s investment management fee shall be accrued daily and calculated in accordance with the following schedule:

Average Daily Net Assets	Annual Rate
For the first $2.5 billion	0.45000%
For the next $2.5 billion	0.43875%
For the next $2.5 billion	0.42750%
For the next $2.5 billion	0.41625%
For the amount over $10 billion	0.40500%

Fund	Ticker	Effective Date of Agreement
First Trust Ultra Short Duration Municipal ETF	FUMB	November 1, 2018

(3) Effective as of the Amendment Date, with respect to the Fund listed below, the investment management fee shall be accrued daily and calculated in accordance with the following schedule:

Average Daily Net Assets	Annual Rate
For the first $2.5 billion	1.25000%
For the next $2.5 billion	1.21875%
For the next $2.5 billion	1.18750%
For the next $2.5 billion	1.15625%
For the amount over $10 billion	1.12500%

Fund	Ticker	Effective Date of Agreement
First Trust Merger Arbitrage ETF	MARB	February 3, 2020

(4) Effective as of the Amendment Date, with respect to the Fund listed below, the investment management fee shall be accrued daily and calculated in accordance with the following schedule:

Average Daily Net Assets	Annual Rate
For the first $2.5 billion	0.80000%
For the next $2.5 billion	0.78000%
For the next $2.5 billion	0.76000%
For the next $2.5 billion	0.74000%
For the next $5 billion	0.72000%
For the amount over $15 billion	0.68000%

Fund	Ticker	Effective Date of Agreement
First Trust Horizon Managed Volatility Small/Mid ETF	HSMV	March 16, 2020

(5) On the Amendment Date and thereafter, for as long as its Fee Waiver Agreement remains in effect, the investment management fee of the Fund listed below shall continue to be equal to the annual rate of 0.65% of such Fund’s average daily net assets. If its Fee Waiver Agreement expires or is otherwise terminated, then effective as of the date of such expiration or termination, such Fund’s investment management fee shall be accrued daily and calculated in accordance with the following schedule:

Average Daily Net Assets	Annual Rate
For the first $2.5 billion	0.65000%
For the next $2.5 billion	0.63375%
For the next $2.5 billion	0.61750%
For the next $2.5 billion	0.60125%
For the amount over $10 billion	0.58500%

Fund	Ticker	Effective Date of Agreement
First Trust New York Municipal High Income ETF	FMNY	May 11, 2021

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